As filed with the Securities and Exchange Commission on September 16, 2003
                                                                                                                     Registration Number 333-
==================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALLEGIANT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	10401 Clayton Road Saint Louis, Missouri 63131 (314) 692-8200 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)	43-1262037 (I.R.S. Employer Identification No.)

JEFFREY S. SCHATZ
Executive Vice President and Chief Financial Officer
Allegiant Bancorp, Inc.
10401 Clayton Road
St. Louis, Missouri 63131
(314) 692-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
THOMAS A. LITZ, ESQ.
THOMAS E. PROOST, ESQ.
Thompson Coburn LLP
Suite 3400
One US Bank Plaza
St. Louis, Missouri 63101
(314) 552-6000 (telephone)
(314) 552-7000 (fax)

            Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [X]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	425,000	$20.89 (1)	$8,878,250.00 (1)	$719.00

(1)      Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low price of Allegiant Bancorp, Inc. common stock, $0.01 par value, as reported by The Nasdaq National Market on September 10, 2003.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

Subject to Completion, Dated September 16, 2003

Prospectus

[Logo of Allegiant Bancorp, Inc.]

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

425,000 SHARES OF COMMON STOCK

$0.01 Par Value Per Share

The Plan

               Allegiant Bancorp, Inc. is offering shares of common stock under its Dividend Reinvestment and Stock Purchase Plan. The plan offers you, as a holder of record of its common stock, a convenient method of purchasing additional shares of Allegiant common stock.

               As a participant in the plan, you may:

               1.  automatically reinvest cash dividends on all of your common stock;

               2.  receive cash dividends on your common stock and invest by making optional cash payments of not less than $100 per payment nor more than $15,000 per quarter; or

               3.  invest cash dividends and make optional cash payments.

The Price of the Shares

               If common stock is purchased under the plan from Allegiant, the price will be the average of the high and low trading prices for such shares on the purchase date, as reported by the stock trading market on which the common stock is traded. If common stock is purchased in the market or in private transactions, the price will be the actual purchase price, which may include brokerage commissions. Our common stock is listed on the Nasdaq National Market under the symbol "ALLE." On September 10, 2003, the last sale price of our common stock as reported by the Nasdaq National Market was $21.249 per share.

               Investing in our common stock involves significant risks. You should read the "Risk Factors" section beginning on page 6 before investing.

               These securities are not deposits or accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

               Neither the Securities and Exchange Commission nor any state security agency has approved or disapproved these shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                      , 2003.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
THE PLAN	11
DESCRIPTION OF COMMON STOCK	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	21
INCORPORATION BY REFERENCE	21

ABOUT THIS PROSPECTUS

               You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

               We sometimes refer to Allegiant Bank, our wholly-owned banking subsidiary, as the "bank". In this prospectus, the terms "company," "we" and "us" refer to Allegiant Bancorp, Inc. and unless the context otherwise indicates, our subsidiaries. To understand this offering fully, you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents identified in the sections titles "Where You Can Find Additional Information" and "Incorporation by Reference."

i

PROSPECTUS SUMMARY

               This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all information that may be important to you. Therefore, you should read the entire prospectus, our financial statements, including the related notes, and the other information that is incorporated by reference into this prospectus before making a decision to invest in our common stock

What is the purpose of the plan?

               The purpose of the plan is to provide shareholders a convenient and economical way to increase their ownership of our common stock. Once a participant is enrolled in the plan, cash dividends and/or optional cash payments made by the participant will be used to purchase additional shares of our common stock. The plan is not intended to provide a mechanism for short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts.

What are the advantages of the plan?

               Advantages of the plan include the ability of participants to reinvest their dividends and invest additional cash on shares of common stock and to avoid cumbersome safekeeping of certificates and the inconvenience and expense of record keeping through the plan's reporting provisions.

Who will administer the plan?

               At present, UMB Bank, n.a., administers the plan as agent and custodian for the participants.

Who is eligible to participate in the plan?

               All of our shareholders are eligible to participate in the plan.

How does a shareholder participate in the plan?

               A shareholder may join the plan at any time by completing a Dividend Reinvestment and Stock Purchase Plan Authorization Card and returning it to the administrator.

When may a shareholder join the plan?

               A shareholder may join the plan at any time.

What does a Dividend Reinvestment and Stock Purchase Plan Authorization Card authorize?

               A Dividend Reinvestment and Stock Purchase Plan Authorization Card authorized the administrator to receive all cash dividends on our common stock registered in the shareholder's name and to use these cash dividends to purchase shares of our common stock.

May a participant change his or her method of participation after enrollment?

               Yes. The participant may change his or her method of participation by completing and delivering to the administrator a new authorization card.

How many shares of common stock will be purchased for a participant?

               The number of shares purchased will depend on the amount of a participant's cash dividend and/or the amount of any optional cash payments and the purchase price of common stock. Each participant's account will be credited with the number of shares purchased, including fractional shares computed to four decimal places, in an amount equal to the total amount invested divided by the purchase price.

What is the price of the shares purchased under the plan?

               The price of shares purchased under the plan from us will be the average of the high and low trading prices for the common stock on the applicable date as reported by the Nasdaq or another principal trading market on which the common stock may trade in the future. If all or part of the shares of common stock are purchased in the market or in private transactions instead of from us, the price of the shares purchased by the participants shall be the actual purchase price, plus a pro rata share of any brokerage commissions.

Are any fees or expenses incurred by participants in the plan?

               Brokerage commissions for open market or privately negotiated purchases made under the plan may be charged to participants accounts, pro rata, on the basis of the number of shares purchased. To the extent that common stock is purchased from us under the plan, no commissions will be payable but a $1.00 transaction fee will apply to each optional cash purchase under the plan. When shares are sold by the administrator for a participant, the participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred and a $2.00 service charge will be charged.

How may a participant make an optional cash payment?

               A participant may make an optional cash payment when enrolling in the plan by enclosing with the authorization card a check or money order payable to the administrator for the full amount of the cash payment plus a $1.00 transaction fee. Subsequent optional cash payments may be made by using the remittance form attached to the participant's account statement sent by the administrator. An optional cash payment may be withdrawn by providing the administrator with a written notice of the withdrawal.

What kind of reports will be sent to participants?

               Each participant will receive from the administrator a quarterly statement of his or her account showing amounts invested, purchase prices, number of shares purchased and other information for that quarter. Each participant making an optional cash payment will receive an updated statement after each optional cash payment is invested. In addition, each participant will receive the same communications sent to every holder of record of common stock.

Will certificates be issued for the common stock purchased for participants?

               Normally, certificates for common stock purchased under the plan will not be issued to participants in their names. However, upon a participant's written request for certificates or withdrawal from the plan, certificates for any number of whole shares credited to the participant's account will be issued in the participant's name and delivered to the participant (or to the administrator for safekeeping). Any fractional or whole shares remaining after the delivery will continue to be credited to the participant's plan account.

How does safekeeping work?

               Any participant may use the plan's "Share Safekeeping Service" to deposit his or her stock certificates issued under the plan with the administrator. Shares deposited with the administrator pursuant to this service will be transferred into the name of the administrator (or its nominee) and credited to your account under the plan. By using the plan's safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates.

How does a participant sell shares held in the plan?

              A participant may request the administrator to sell any number of shares, including fractional shares, held in his or her plan account at any time by giving written instructions to the administrator. The participant will receive the proceeds, less an administrative charge of $2.00 and applicable brokerage commissions, if any.

How does a participant withdraw from the plan?

               A participant may withdraw from the plan by notifying the administrator in writing that he or she wishes to withdraw from the plan. As soon as practicable after the administrator's receipt of a participant's notice of withdrawal, certificates for the whole shares credited to the participant's account will be mailed to the participant along with a cash payment for any fraction of a share.

When does notice of withdrawal become effective?

               A notice of withdrawal is normally effective when it is received by the administrator. However, if the notice is received after the ex-dividend date and before the related dividend payment date, the notice will be effective after that dividend payment date. The dividend paid on that date and any optional cash payment will be invested under the plan.

When may former participants rejoin the plan?

               In general, a former participant may again become a participant at any time.

What happens to a participants' plan accounts if we issue a stock dividend or declare a stock split?

              Stock splits on common stock applicable to shares held for participants under the plan will be credited to their accounts. Stock dividends on common stock applicable to shares belonging to participants, whether held in their account or in their own name, will be credited to their accounts.

What happens to a participant's plan account if we make available to holders of common stock rights to purchase additional securities?

               If we make available to our shareholders rights to purchase additional shares or other securities, the participants will receive a subscription right for all the rights directly from the administrator.

How will a participant's shares held in the plan be voted at meetings of shareholders?

               For each meeting of shareholders, participants will receive proxies that will enable them to vote the shares of our common stock credited to their accounts. No shares registered in the name of the administrator will be voted unless proxies from participants have been received for the shares.

May the plan be changed or discontinued?

               We reserve the right to supplement, amend or terminate the plan at any time by mailing appropriate notice of any supplementation, amendment or termination of the plan at least ten days before the effective date of the supplement, amendment or termination to each participant at his or her last known address. The amendment or supplement will conclusively be deemed to be accepted by the participant unless, prior to the effective date thereof, the administrator receives written notice of termination of the account.

Who interprets and regulates the plan?

               We interpret and regulate the plan as we deem desirable or necessary. Neither us nor the administrator will be liable for any act done in good faith or for any omission to act in good faith in administering, interpreting or performing under the plan.

What are the Federal income tax consequences of participation in the plan?

              Dividends that are reinvested for a participant are subject to income taxes as if they had been paid directly to the participant in cash. A participant will not realize any Federal taxable income solely by reason of the receipt of certificates for whole shares of common stock previously credited to the participant's account. Gain or loss will be realized when shares are sold for the participant and the participant receives a payment for the proceeds of the sale. The amount of the gain or loss and its character will depend upon the circumstances of each participant.

               Participants should consult their personal tax advisors for more specific information, particularly since interpretations and laws, regulations and rulings may change over time.

What provision is made for foreign participants subject to United States income tax withholding?

               In the case of foreign participants, dividends will be invested in shares of common stock in an amount equal to the dividends of the foreign participants less the amount of tax required to be withheld. Optional cash payments received from foreign participants will be invested in the same way as optional cash payments from other participants.

Where should correspondence regarding the plan be directed?

               Correspondence regarding the plan should be directed to the administrator at the following address:

UMB Bank, n.a.
Securities Transfer Division
P.O. Box 410064
Kansas City, Missouri 64141-0064
Telephone: (816) 860-7786
Facsimile: (816) 860-3963

*          *          *

               Our principal executive offices are located at 10401 Clayton Road, St. Louis, Missouri 63131, and our telephone number is (314) 692-8200.

RISK FACTORS

              You should carefully consider the following risk factors before purchasing the shares offered by this prospectus. There could be other factors not listed below that may affect us.

Our allowance for loan losses may not be adequate to cover actual loan losses, which may reduce our net income.

               Our loan customers may not repay their loans according to their terms, and the customers' collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could harm our operating results.

               We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Additions to our allowance for loan losses would decrease our net income.

Our exposure to credit risk and loan losses is increased because we focus on commercial real estate, commercial business and construction lending, which could adversely affect our earnings and financial condition.

               Commercial real estate, commercial business and construction lending generally involve a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are also more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

               Commercial real estate loans are dependent, in large part, on sufficient income from the property securing the loan to cover operating expenses and loan payments. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

               Our commercial business loans are typically based on the borrower's ability to repay the loan from the cash flow of the business. A business's cash flow depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business.

               Risk of loss on a construction loan depends largely upon whether we properly estimate construction costs and a property's value at completion of construction. If the estimate of value is inaccurate, the value of the property securing our loans may be insufficient to ensure full repayment when completed through sale, a permanent loan or seizure of collateral.

Adverse changes in the economic conditions of the St. Louis market could result in greater loan defaults and devaluation of our collateral.

               Our success depends to a great extent upon the general economic conditions of the St. Louis metropolitan area. Unlike larger banks that are more geographically diversified, we primarily provide banking and financial services to customers in the St. Louis metropolitan area. In particular, the ability of the borrowers to repay and the value of collateral securing our commercial real estate, commercial business and construction loans, may be impacted by local economic conditions. Favorable economic conditions may not always exist in our market.

Difficulties in managing operating risks resulting from our growth may adversely affect our earnings and financial condition.

               We have developed risk management policies and procedures to monitor and manage operating risks in connection with our growth. Our risk management methods may not be effective because we may have failed to properly identify our operating risks and because certain of the risks that we will face in the future may be different in nature or magnitude than those we have faced in the past.

Future growth through acquisitions may subject us to special risks which may negatively impact our earnings and our financial condition.

               Integrating acquired businesses poses operating risks such as:

               *   diversion of our management's time and attention;

               *   impairment of relationships with, and the loss of, key employees and customers; and

               *   incurrence of unexpected expenses from integrating previously disparate operations and personnel.

               In addition to operating risks, acquiring other financial institutions or other businesses involves risks commonly associated with acquisitions, including:

               *   exposure to unknown or contingent liabilities of an acquired financial institution or business;

               *   potential asset quality issues of an acquired financial institution or business;

               *   increases in leverage and decreases in liquidity if we borrow to finance an acquisition or to maintain an appropriate level of regulatory capital; and

               *   dilution to our shareholders if we use our common stock as consideration for the acquisition.

It may be difficult for us to maintain our historical growth rate, which may adversely impact our results of operations.

               We have completed various acquisitions and opened additional branches in the past few years that have significantly enhanced our rate of growth. We may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than us also may be interested in acquiring, which may make it more difficult or expensive for us to acquire potential candidates.

The loss of certain key personnel could adversely affect our operations.

               Our success depends in large part on retaining the services of a limited number of our key management, lending and other banking personnel. We will likely undergo a difficult transition period if we lose the services of any of these individuals.

               Our success also depends on the experience of the managers of our branches and our lending officers and on their relationships with the communities and the customers they serve. The loss of these key persons could negatively impact the affected banking operations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

Changes in interest rates could adversely affect our earnings; at present, we expect that our assets would reprice faster than our liabilities in a declining interest rate environment, resulting in a decrease in our net interest income if market interest rates decline.

               Like other financial institutions, net interest income will affect our results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income will be impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our residential real estate loans.

               Certain of our assets and liabilities may react in different degrees to changes in market interest rates. In addition, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates, including using derivatives and other interest-sensitive instruments to manage our interest rate risk. These investments may not perform as we anticipate and may not reduce interest rate exposure in the manner or with the precision we intended. In addition, our position is slightly asset-sensitive and, therefore, in a declining interest rate environment, our net interest income will decrease because our assets will reprice faster than our liabilities.

Changes in interest rates are not predictable and may adversely affect our earnings.

               We will not be able to predict or control changes in interest rates. Market interest rates are affected by regional and local economic conditions, as well as monetary policies of the Board of Governors of the Federal Reserve. The following factors also may affect market interest rates:

               *   inflation or deflation;

               *   slow or stagnant economic growth or recession;

               *   unemployment;

               *   money supply;

               *   international disorders;

               *   instability in domestic and foreign financial markets; and

               *   other factors beyond our control.

               Market interest rates will impact the amounts earned on our assets such as loans and securities and the amounts paid on our liabilities such as deposits and borrowings.

Ownership of our common stock by insiders limits the ability of other shareholders to exert control over our organization.

               Currently, our directors and executive officers own approximately 21.71% of our outstanding common stock. As a result, these insiders will effectively control the election of our Board of Directors and thus our direction and future operations. Our other shareholders may lack an effective vote with respect to these matters.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

               The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Competition from other financial institutions which have greater resources or which are subject to less regulation than us may adversely affect our profitability.

               We operate in a competitive environment. In the St. Louis metropolitan area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, investment advisers, financial planners and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we do not currently provide. In addition, the extensive regulations that govern us and our banks may not apply to some of our non-bank competitors. Our profitability depends upon the ability of Allegiant Bank to compete in our market area.

We are subject to extensive and constantly changing regulation which significantly affects our business.

               The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not creditors or shareholders. We and our non-bank subsidiaries also are subject to the supervision of the Federal Reserve Board, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation. In addition to laws and regulations affecting our banking business, compliance with other laws, including the corporate governance standards set forth in the recently enacted Sarbanes-Oxley Act of 2002, regulatory requirements and Nasdaq National Market standards impose administrative costs and burdens on us.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our earnings and financial condition.

               Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. The deterioration of the domestic economy could cause an increase in delinquencies in our loan portfolio and loan losses. Future terrorist attacks, like the 2001 attacks in the United States, as well as events occurring in response to, or in connection with, the attacks, including rumors or threats of war, actual conflicts involving the United States or its allies, or military disruptions could materially adversely affect our business, financial condition and results of operations.

There is a limited trading market for our common stock and you may not be able to resell your shares at or above the price you pay for them.

               The price of our common stock that you purchase pursuant to the plan may decrease significantly. Our common stock is quoted on the Nasdaq National Market under the symbol "ALLE." A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond our control.

Future issuances of our common stock or sale of such stock in the public market, or the perception that such sales may occur, may depress our stock price.

               If our existing shareholder sell our common stock in the public market following the date of this prospectus, or if there is a perception that such sales may occur, the market price of the common stock could decline. Our Board of Directors has the authority to issue up to 20% more shares of our authorized but unissued common stock without the vote of our shareholders. Additional issuances of our common stock would dilute the percentage ownership of existing shareholders and may dilute the per share book value of our common stock.

Anti-takeover provisions may delay or prevent an acquisition by a third party.

               Provisions in our Restated Articles of Incorporation and Bylaws and the corporate laws of the State of Missouri may discourage potential acquisition proposals and could delay or prevent a change in control. These provisions include a staggered board, a supermajority voting requirement for certain mergers and asset sales and the right of our Board of Directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. Furthermore, federal banking laws and regulations require the Federal Reserve Board's approval prior to acquisition of "control" of a bank holding company. These provisions, laws and regulations could delay or prevent a transaction that might otherwise result in a premium over then-current market prices for holders of our shares, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Our ability to pay dividends on our common stock is limited.

               Our ability to pay dividends on our common stock largely depends on our receipt of dividends from our bank. The amount of dividends that our bank may pay to us is limited by federal and state banking laws and regulations which require the bank to satisfy certain capitalization requirements. Moreover, we may decide to limit the payment of dividends even when we have the legal ability to pay dividends in order to retain earnings for use in our business. In addition, if interest payments required in connection with trust preferred securities issued by two of our subsidiaries are not made or suspended or if we fail to comply with certain covenants under our term loan agreement, we are contractually prohibited from paying dividends on our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

               This prospectus and the documents we incorporate by reference in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

               *   the results of our efforts to implement our business strategy, including our cost control initiative, Project 2004;

               *   adverse changes in the bank's loan portfolio and the resulting credit risk-related losses and expenses;

               *   our ability to manage our growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems necessary to manage that growth;

               *   our ability to attract core deposits;

               *   adverse changes in the economy of our market area that could increase credit-related losses and expenses;

               *   adverse changes in real estate market conditions that could negatively affect credit risk;

               *   the consequences of continued bank acquisitions and mergers in our market area, resulting in fewer but much larger and financially stronger competitors, which could increase competition for financial services to our detriment;

               *   fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

               *   changes in regulatory requirements of federal and state agencies applicable to bank holding companies and our present and future bank subsidiaries;

               *   changes in accounting principles;

               *   general economic conditions;

               *   other factors discussed in the "Risk Factors" section of this prospectus; and

               *   other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

               We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

USE OF PROCEEDS

               To the extent common stock is purchased from the company under the plan, the company will receive additional funds to finance the continuing operations of the company and its subsidiaries. The company will not receive any funds from open market or privately negotiated purchases of shares.

THE PLAN

               Holders of record of common stock may increase their investment in the company by participating in the plan. Under the plan, participants may automatically invest cash dividends payable to them on common stock in additional shares of common stock and may make optional cash payments for investment in common stock. The following question and answer statements constitute the provisions of the plan.

Purpose

1.            What is the purpose of the plan?

               The purpose of the plan is to provide shareholders a convenient and economical way to increase their ownership of common stock. Once a participant is enrolled in the plan, cash dividends and/or optional cash payments made by the participant will be used to purchase additional shares of common stock (both whole and fractional shares). In the case of cash dividends, purchases will be made on each cash dividend payment date or as soon thereafter as is practicable. In the case of optional cash payments, purchases will be made on the last business day of each calendar quarter (ended March, June, September and December) in which the payment is received or as soon thereafter as is practicable. The company shall, at its sole option, direct that the common stock be purchased from time-to-time from the company, in the market and/or in private transactions. Brokerage commissions for open market or privately negotiated purchases made under the plan may be charged to participants' accounts pro rata on the basis of the number of shares purchased. To the extent that common stock is purchased from the company under the plan, no commissions will be payable and the company will receive additional funds to finance the continuing operations of the company and its subsidiaries.

               The plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The company reserves the right to refuse to allow participation in the plan and/or to modify, suspend or terminate participation by otherwise eligible shareholders who engage in, or who the company believes may engage in, such practices or other practices deemed by the company to be inconsistent with the purposes of the plan or detrimental to the plan or other participants.

Advantages

2.            What are the advantages of the plan?

                Advantages of the plan include the ability of participants to:

               *   Reinvest their dividends on shares of common stock automatically.

               *   Invest additional cash, up to $15,000 per quarter, in common stock.

               *   Invest the full amount of all dividends and optional cash payments, since the plan allows fractional shares to be held under the plan.

               *   Avoid cumbersome safekeeping of certificates.

               *   Avoid inconvenience and expense of recordkeeping through the plan's reporting provisions.

Administration

3.                Who will administer the plan?

               UMB Bank, n.a., as agent and custodian for participants, at present, administers the plan and performs related functions such as keeping a continuing record of participants' accounts, purchasing shares, as agent, for the participants, sending statements to participants and other duties related to the plan as described in this prospectus. Common stock purchased for participants' accounts is registered in the name of the administrator or in the name of its nominee or nominees for participants in the plan. The duties of the administrator and the rights of the company are set forth in a plan Administration Agreement dated as of October 14, 1998. The company has the right to change the administrator in the company's discretion. If the administrator ceases to serve in its administrative capacity, its successor will be designated by the company. Information on how to contact the administrator is set forth in the response to Question 29.

Participation

4.            Who is eligible to participate in the plan?

               All shareholders are eligible to participate in the plan. To be eligible to participate in the plan, however, an owner of common stock whose shares are registered in a name other than his or her own (for example, the name of a broker or nominee) must become a shareholder of record by having his or her shares transferred into his or her own name.

5.            Must a shareholder participate in the plan using all cash dividends paid on all common stock?

               Yes. Participants in the dividend reinvestment feature of the plan must participate with all of their cash dividends paid on common stock owned of record by reinvesting all of their quarterly dividends in common stock.

               All dividends on all shares held for a participant's account under the plan, whether the shares were acquired under the dividend reinvestment feature of the plan or the optional cash payment feature of the plan, will be reinvested in shares of common stock.

6.            How does a shareholder participate in the plan?

               A shareholder may join the plan at any time by completing a Dividend Reinvestment and Stock Purchase Plan Authorization Card and returning it to the administrator. Authorization Cards will be furnished initially to all shareholders and at any time thereafter upon request to the administrator. Information on how to contact the administrator is set forth in response to Question 29.

7.            When may a shareholder join the plan?

               An eligible shareholder may join the plan at any time. If the administrator receives a properly completed Authorization Card on or before the record date for the payment of the next cash dividend, then the cash dividend received will be invested in additional shares of common stock. If the completed Authorization Card is received after the record date for the cash dividend but before it is paid, the dividend reinvestment will not be made until payment of the next following cash dividend. The company currently pays a cash dividends in January, April, July and October of each year. The record dates are, in general, approximately 15 days before the cash dividend payment dates.

               Optional cash payments will be invested on the last business day of the quarter in which it is received, provided the payment is received by the administrator at least two business days before the last business day of the quarter. No interest will be paid on optional cash payments.

8.            What does an Authorization Card authorize?

               An Authorization Card authorizes the administrator, as agent for participants, to receive all cash dividends on the common stock registered in their names and on shares credited to their plan accounts. The Authorization Card also directs the administrator to use these cash dividends to purchase shares of common stock on each dividend payment date or as soon as practicable thereafter. If the "Optional Cash Payment Only" box on the Authorization Card is checked, the company will continue to pay cash dividends to the participant on shares registered in his or her name in the usual manner, but will apply any optional cash payments received and cash dividends on shares purchased with the payments to purchase additional shares of common stock under the plan. Any such authorization shall continue until withdrawn by the participant.

               Participants shall have no right to direct checks or drafts against their accounts or give instructions to the administrator with respect to any shares or cash held therein, except as expressly provided herein.

9.            May a participant change his or her method of participation after enrollment?

               Yes. If a participant elects to participate in the optional cash payment feature only, but later decides to enroll in the dividend reinvestment feature, the participant must complete an additional Authorization Card and return it to the administrator. If a participant elects to participate in the dividend reinvestment feature, but later decides to participate only in the optional cash payment feature, the participant must complete an additional Authorization Card and return it to the administrator. The administrator must receive the Authorization Card on or before the record date preceding the next cash dividend payment date to stop the reinvestment of dividends payable on that date. It should be remembered that even if a participant is enrolled in the optional cash payment feature only, the company will reinvest dividends on shares purchased with optional cash payments.

Purchases

10.          How many shares of common stock will be purchased for a participant and what is the source of shares purchased under the plan?

               The number of shares purchased will depend on the amount of a participant's cash dividend and/or the amount of any optional cash payments and the purchase price of common stock. Each participant's account will be credited with the number of shares purchased, including fractional shares computed to four decimal places, in an amount equal to the total amount invested divided by the purchase price.

               Common stock purchased under the plan will be, at the company's discretion, either newly issued shares, shares of treasury stock held by the company, or shares purchased in the open market or through private transactions, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from the company. The decision to purchase shares for participants in the open market will be made by the company based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors. In the case of each purchase of common stock for participants, the company will timely notify the administrator of the source from which common stock is to be purchased.

11.          What is the price of the shares purchased under the plan?

               The price of shares purchased under the plan from the company will be the average of the high and low trading prices for the common stock on the applicable date (in the case of dividend reinvestments, the cash dividend payment date; in the case of optional cash payments, the last business day of the quarter in which the payment is received) as reported by the Nasdaq or another principal trading market on which the common stock may trade in the future. If the applicable date is not a trading day on the Nasdaq, the average of the high and low trading prices on the next preceding day on which trades were reported will be used to determine the purchase price. If the company, at its option, directs the administrator to purchase all or part of the shares of common stock in the market or in private transactions instead of from the company, the price of the shares purchased by the participants will be the actual purchase price, plus a pro rata share of any brokerage commissions.

12.          Are any fees or expenses incurred by participants in the plan?

               Brokerage commissions for open market or privately negotiated purchases made under the plan may be charged to participants accounts, pro rata, on the basis of the number of shares purchased. To the extent that common stock is purchased from the company under the plan, no commissions will be payable. A $1.00 transaction fee, however, will apply to each optional cash purchase under the plan. Payment of the fee must accompany each optional cash payment.

               When shares are sold by the administrator for a participant, the participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred pursuant to the sale of the shares. A $2.00 service charge for each sale will be charged to each participant for whom the administrator sells shares.

Optional Cash Payments

13.          How may a shareholder make an optional cash payment?

               A participant may make an optional cash payment when enrolling in the plan by enclosing with the Authorization Form a check or money order payable to the administrator, UMB Bank, n.a., for the full amount of the cash payment plus a $1.00 transaction fee. Thereafter, optional cash payments may be made by using the remittance form attached to the participant's account statement sent by the administrator. Each participant making an optional cash payment will receive an updated statement after each optional cash payment is invested.

               Cash payments are limited to a minimum of $100 per payment and a maximum of $15,000 per quarter ending the last day of March, June, September and December of the calendar year. The same amount of cash payment need not be sent each quarter and there is no obligation to make a cash payment in any quarter. Cash payments received by the administrator two or more business days before the last business day of the quarter will be used to purchase shares of common stock on the last business day of the quarter. Cash payments received less than two business days before the last business day of the quarter will be returned to participants. No interest will be paid on optional cash payments. Optional cash payments should be sent to the administrator at least ten business days (but no more than 30 calendar days) before the last business day of the quarter.

14.          May an optional cash payment be withdrawn?

               Yes. Withdrawal of an optional cash payment may be made by providing the administrator with a written notice of intention to make a withdrawal; provided, however, the administrator receives the notice more than two business days before the last business day of the quarter.

Reports to Participants

15.          What kind of reports will be sent to participants?

               Each participant will receive from the administrator a quarterly statement of his or her account showing amounts invested, purchase prices, number of shares purchased and other information for that quarter. Each participant making an optional cash payment will receive an updated statement after each optional cash payment is invested. These statements reflect the cost of purchases made under the plan and should be retained for income tax purposes. In addition, each participant will receive the same communications sent to every holder of record of common stock, including the Annual Report to Shareholders, Notice of Annual Meeting, Proxy Statement and IRS information reporting dividends paid (Form 1099-DIV).

               Each participant, by participating in the plan, agrees to notify the administrator promptly in writing of any change of address. Notices to a participant may be given by letter addressed to the participant at his or her last address of record with the administrator.

Certificates For Shares

16.         Will certificates be issued for the common stock purchased for participants?

               Normally, certificates for common stock purchased under the plan will not be issued to participants in their names, but will be registered in the name of the administrator or its nominee and credited to participants' plan accounts. However, upon a participant's written request for certificates or withdrawal from the plan, certificates for any number of whole shares credited to the participant's account will be issued in the participant's name and delivered to the participant (or to the administrator for safekeeping). Upon withdrawal from the plan, a participant will receive cash in lieu of any fractional interest at the then market value of common stock on the day the withdrawal becomes effective. No certificates for fractional shares will be issued.

               Requests for certificates will be handled without charge to participants. After delivery of certificates, a participant will continue to participate in the plan with shares represented by the certificates until such time as the shares are sold or otherwise transferred or until the participant terminates participation in the plan. Any fractional or whole shares remaining after delivery of the certificates will continue to be credited to the participant's plan account.

17.         How does safekeeping work?

               At the time of enrollment in the plan, or at any later time, you may use the plan's "Share Safekeeping Service" to deposit any of your common stock certificates for our stock with the administrator (or its nominee). Shares deposited with the administrator pursuant to this service will be transferred into the name of the administrator (or its nominee) and credited to your account under the plan. Thereafter, dividends on those shares will be reinvested until you sell your shares.

               By using the plan's safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Shares represented by certificates deposited with the administrator are treated in the same manner as all other shares, and may be sold or transferred through the plan. To participate in the Share Safekeeping Service, you must complete and return the Safekeeping Deposit Form to the administrator, by insured registered mail, along with the common stock certificates you want to deposit. THE COMMON STOCK CERTIFICATES SHOULD NOT BE ENDORSED.

18.         How does a participant sell shares held in the plan?

               A participant may request the administrator to sell any number of shares, including fractional shares, held in his or her plan account at any time by giving written instructions to the administrator. The administrator will make the sale as soon as practicable following receipt of the request. If an account is held by joint tenants, each individual whose name is on the account must execute the request to sell shares. The participant will receive the proceeds, less an administrative charge of $2.00 per sale transaction and applicable brokerage commissions, if any. Proceeds of shares sold through the plan will be paid by check.

               If instructions for the sale of all shares credited to a plan account are received on or after an ex-dividend date, but before the related dividend payment date, the sale will not be processed until after the dividend payment date. The dividends on the shares will be reinvested on the dividend payment date and the shares purchased with the dividends will be included in the shares sold. If the instructions for the sale of less than all shares are received on or after an ex-dividend date, but before the related dividend payment date, the sale will be processed as soon as practicable and the dividend on the shares that have been sold, as well as the dividend on the shares remaining in the account, will be reinvested on the dividend payment dates and the shares purchased will be credited to the participant's account. The ex-dividend date is two days before the record date and will normally be approximately 17 days before the dividend payment date.

Withdrawal From The Plan

19.         How does a participant withdraw from the plan?

               A participant may withdraw from the plan by notifying the administrator, in writing, that he or she wishes to withdraw from the plan. As soon as practicable after the administrator's receipt of a participant's notice of withdrawal, certificates for whole shares credited to the participant's plan account will be mailed to the participant by the administrator. A cash payment will be made for any fraction of a share. The amount of the cash payment for a fractional share will be based on the market price of the common stock on the date the withdrawal notice is processed by the administrator.

               Death of a participant will not constitute withdrawal from the plan.

               The company may terminate any participant's account at any time in its sole discretion.

20.         When does notice of withdrawal become effective?

               A notice of withdrawal is normally effective when it is received by the administrator. However, if the notice is received after the ex-dividend date and before the related dividend payment date, the notice will be effective after that dividend payment date. The dividend paid on that date and any optional cash payment will be invested under the plan. The notice will be processed after the participant's account has been credited with the shares purchased.

               Dividends paid after termination from the plan will be paid in cash directly to the shareholder unless he or she elects to re-enroll in the plan.

21.         When may former participants rejoin the plan?

               In general, a former participant may again become a participant at any time. The company, however, reserves the right to reject any Authorization Card from a previous participant on grounds of excessive joining and termination. The company reserves that right to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

Other Information

22.         What happens to participants' plan accounts if the company issues a stock dividend or declares a stock split?

               Stock splits on common stock applicable to shares held for participants under the plan will be credited to their accounts. Stock dividends on common stock applicable to shares belonging to participants, whether held in their account or in their own name, will be credited to their accounts.

23.         What happens to a participant's plan account if the company makes available to holders of common stock rights to purchase additional securities?

               If the company makes available to its shareholders rights to purchase additional shares or other securities, the participants will receive a subscription right for all the rights directly from the administrator. If the rights are not transferable, the administrator will make available means for participants to exercise those rights.

24.         How will a participant's shares held in the plan be voted at meetings of shareholders?

               For each meeting of shareholders, participants will receive proxies that will enable them to vote shares of common stock credited to their accounts. No shares registered in the name of the administrator or its nominee as custodian for participants will be voted unless proxies from participants have been received for the shares.

25.         May the plan be changed or discontinued?

               The company reserves the right to supplement, amend or terminate the plan at any time by mailing appropriate notice of any supplementation, amendment or termination of the plan at least ten days before the effective date thereof to each participant at his or her last known address. The amendment or supplement shall conclusively be deemed to be accepted by the participant unless, prior to the effective date thereof, the administrator receives written notice of termination of the account. Any amendment or supplement may include the appointment by the company of a successor administrator or administrators under this plan, provided that the successor is a bank or administrator organized under the laws of the United States or any state thereof. The company and the administrator are authorized to pay to the successor administrator for the accounts of participants in the plan all dividends and distributions payable on shares of common stock in their name or in their account, and cash payments will be applied by the successor administrator as provided in this plan as it may be amended from time to time. Termination of the plan will have the same effect and be accomplished as to each participant in the same manner as if the participant had completely withdrawn from participation in the plan.

26.         Who interprets and regulates the plan?

               The company reserves the right to interpret and regulate the plan as it deems desirable or necessary. Neither the company nor the administrator in administering, interpreting or performing their duties under the plan, will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising from:

               *   the times and prices at which shares are purchased or sold for a participant's account; or

               *   fluctuations in the market price of the common stock.

               Participants should recognize that neither the company nor the administrator can assure a profit or protect against a loss on the common stock purchased under the plan.

Tax Responsibility

27.         What are the Federal income tax consequences of participation in the plan?

               Dividends that are reinvested for a participant are subject to income taxes as if they had been paid directly to the participant in cash. In addition, the Internal Revenue Service has issued a private ruling on an arrangement similar to this plan to the effect that any brokerage commissions paid by the company on a participant's behalf are to be treated as dividend income to the participant. However, it is not presently anticipated that the company will pay brokerage commissions on the participants' behalf.

               Accordingly, the administrator will send each participant a year-end tax statement showing dividends invested and, if applicable, any brokerage commissions paid on the participant's behalf, and the participant should retain this statement for the participant's tax records.

               The price at which shares are purchased will be determined as described in the response to Question 11. The IRS private ruling also states that any brokerage commissions may be added to the cost basis of the shares purchased for a participant's account. Participants will need to know this information to compute taxable gains or losses upon a sale of the shares.

               A participant will not realize any Federal taxable income solely by reason of the receipt of certificates for whole shares of common stock previously credited to the participant's account, whether upon request, withdrawal from the plan, or the company's termination thereof. However, gain or loss will be realized when shares, whether whole or fractional, are sold for the participant and the participant receives a payment for the proceeds of the sale. The amount of the gain or loss and its character will depend upon the circumstances of each participant.

               Participants should consult their personal tax advisors for more specific information, particularly since interpretations and laws, regulations and rulings may change over time.

28.         What provision is made for foreign participant subject to United States income tax withholding?

               In the case of foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, dividends will be invested in shares of common stock in an amount equal to the dividends of the foreign participants less the amount of tax required to be withheld. The quarterly statement of account confirming purchases made for the foreign participants will indicate the net dividend payment invested and the amount of tax withheld.

               Optional cash payments received from foreign participants must be in United States dollars and will be invested in the same way as optional cash payments from other participants.

29.         Where should correspondence regarding the plan be directed?

               Correspondence regarding the plan should be directed to the administrator at the following address:

UMB Bank, n.a.
Securities Transfer Division
P.O. Box 410064
Kansas City, Missouri 64141-0064
Telephone: (816) 860-7786
Facsimile: (816) 860-3963

DESCRIPTION OF COMMON STOCK

               The following summary description of our common stock is qualified in its entirety by reference to our Restated Articles of Incorporation and Bylaws.

               We are authorized to issue 30,000,000 shares of common stock, $0.01 par value per share. As of September 8, 2003, there were 17,464,260 shares of common stock outstanding and 1,101,069 shares reserved for issuance upon exercise of outstanding stock options with a weighted average price of $13.25.

Dividend Rights

               The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, subject to the rights of holders of then outstanding shares, if any, having preferences with respect to dividends. Under Missouri law, we may not authorize and make distributions if, after giving effect to the distribution,

               *   we would be unable to meet our debts as they become due in the usual course of business; or

               *   our total assets would be less than the sum of (1) our total liabilities plus, (2) the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy any preferential rights of shareholders upon dissolution superior to the rights of those shareholders receiving the distribution.

               If we do not make required payments on outstanding trust preferred securities, or are in violation of certain covenants under our term loan agreement, we are prohibited from paying dividends on our common stock.

               As a bank holding company, our ability to pay distributions will be affected by the ability of our bank to pay dividends. Our ability, as well as the ability of the bank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Voting Rights

               Except as described below regarding the election of directors, each holder of common stock is entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy.

Provisions Regarding Certain Business Combinations

               Our Restated Articles of Incorporation require the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock to approve a merger and certain other business combinations involving any holder of 5% or more of our common stock and us. However, if 75% or more of the members of our Board of Directors approve the transaction, the supermajority shareholder vote is not required.

               Currently, our directors and executive officers own approximately 21.71% of our outstanding common stock. As a result, these insiders will effectively control the election of our Board of Directors and thus our direction and future operations, and our other shareholders may lack an effective vote with respect to these matters. Consequently, the directors and executive officers possess sufficient voting power to significantly affect the vote on, and perhaps prevent, certain mergers and other business combinations.

Election, Classification and Removal of Directors

               Our Restated Articles of Incorporation provide for a classified Board of Directors, with approximately one-third of the entire Board of Directors being elected each year and with directors serving for terms of three years. Directors are elected by a plurality of votes cast. Holders of common stock have the right to cumulate their votes in the election of directors. Our Restated Articles of Incorporation provide that any director, or the entire Board of Directors, may be removed at any time by our shareholders, without cause, by the affirmative vote of the holders of at least 80% of the shares entitled to vote for the election of directors, and may be removed for cause by an affirmative vote of a majority of the shares entitled to vote.

Shareholder Approval of Transaction

               An affirmative vote of holders of at least 80% of the shares of our common stock is required to amend the provisions of our Restated Articles of Incorporation relating to the removal of a director or the approval requirement for a merger or business combination with a holder of 5% or more of our common stock. In addition, under Missouri law an affirmative vote of the holders of at least two-thirds of the shares of our common stock is required to approve a merger or sale of substantially all of our assets. Except for the foregoing, any other proposal voted on by the shareholders will be approved if the majority of the votes cast at the shareholders' meeting (at which a quorum is present) called for the purpose of considering any such action are cast in favor of the proposal.

Liquidation Rights

               In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive equally and pro-rata per share any assets distributable to shareholders, after payment of debts and liabilities.

Other Matters

               Holders of our common stock do not have preemptive rights or conversion rights with respect to our common stock. Except in connection with certain business combinations and except as noted below, we can issue new shares of authorized but unissued common stock without shareholder approval. The bylaws of The Nasdaq Stock Market, Inc. governing the Nasdaq National Market, on which our common stock is quoted, require issuers to obtain shareholder approval for the issuance of securities in connection with the acquisition of a business, company, assets, property or securities representing such interests where the present or potential issuance of common stock or securities convertible into common stock in connection with such acquisition could result in an increase of 20% or more in the outstanding shares of common stock. Accordingly, the future issuance of common stock may require shareholder approval under those rules.

Certain Statutory Provisions

               We are subject to the business combination provisions under Missouri law, which allow our Board of Directors to retain discretion over the approval of certain business combinations. We are also subject to the control shares acquisition provision under Missouri law, which places restrictions on the voting rights of an acquiror with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds unless certain conditions are satisfied. Missouri law also permits our Board of Directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for there to be a change in control of us or for us to enter into certain business combinations than if we were not subject to these provisions.

Transfer Agent

               UMB Bank, n.a., Kansas City, Missouri serves as the transfer agent of our issued and outstanding common stock.

LEGAL MATTERS

               Our attorneys, Thompson Coburn LLP, St. Louis, Missouri, will opine as to the validity of the common stock offered by us, as well as certain other legal matters related to the sale of the shares.

EXPERTS

               Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

               We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our common stock is listed on the Nasdaq National Market. In addition, we maintain a website at www.allegiantbank.com.

               This prospectus is part of a registration statement we filed with the Securities and Exchange Commission and does not contain all of the information set forth in the registration statement. You should consult the registration statement for further information with respect to our company and these securities.

INCORPORATION BY REFERENCE

               The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information and information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

               *   Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 000-10849);

               *   Portions of our Proxy Statement for our 2003 Annual Meeting of Shareholders (Commission File No. 000-10849) responsive to Items 5, 10, 11, 12 and 13 of Form 10-K;

               *   Portions of Allegiant Bancorp, Inc.'s 2002 Annual Report for Meeting of Shareholders filed as Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 000-10849);

               *   Quarterly Reports on Form 10-Q for the quarter ended June 30, 2003 (Commission File No. 000-10849) filed August 14, 2003 and for the quarter ended March 31, 2003 (Commission File No. 000-10849) filed May 15, 2003;

               *   Current Reports on Form 8-K filed March 28, 2003 (Commission File No. 000-10849); and April 2, 2003 (Commission File No. 000-10849); April 18, 2003 (Commission File No. 000-10849); and

               *   The description of our common stock set forth in Item 11 of our Registration Statement on Form 10-SB (Reg. No. 0-26350) filed June 30, 1995.

               We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of any of these filings, at no cost, by writing or calling us at the following address: Secretary, Allegiant Bancorp, Inc., 10401 Clayton Road, St. Louis, Missouri 63131, telephone (314) 692-8800.

[LOGO OF ALLEGIANT BANCORP, INC.]

Common Stock

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

425,000 Shares

PROSPECTUS

September            , 2003

PART II

Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

               It is expected that the following expenses, all of which will be paid by the company, will be incurred in connection with the registration and distribution of the securities being offered:
Securities and Exchange Commission filing fee Nasdaq listing fee Legal fees and expenses (1) Accounting fees and expenses (1) Printing and engraving (1) Miscellaneous (1) Total (1) estimated	$ 719 4,250 2,000 500 2,000 531 ------------ $ 10,000 =======

Item 15. Indemnification of Directors and Officers

               Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri
provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

               Article XII of our Bylaws provides that we extend to our directors and officers the indemnification specified in Sections 351.355(1) and (2) and the additional indemnification authorized in Section 351.355(7) of The General and Business Corporation Law.

               Pursuant to directors' and officers' liability insurance policies, with total annual limits of $2.0 million, our directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of the policies, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by our directors or officers, individually or collectively, or any matter claimed against them solely by reason of their being our directors or officers.

II-1

Item 16. Exhibits

                  See Exhibit Index.

Item 17. Undertakings

(a)            The undersigned registrant hereby undertakes:

                  (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)            The undersigned registrant hereby undertakes that,

                                (i)     For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as a part of this registration statement in reliance upon Rule 430A and contain in the form prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

                               (ii)     For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 16th day of September, 2003.
ALLEGIANT BANCORP, INC. By: /s/ Jeffrey S. Schatz Jeffrey S. Schatz, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

               Each of the undersigned hereby appoints Jeffrey S. Schatz, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement, and all instruments necessary or advisable in connection therewith, said attorney and agent to have the authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and, we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and such amendments and instruments.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Marvin S. Wool Marvin S. Wool	Chairman of the Board	September 16, 2003
/s/ Shaun R. Hayes Shaun R. Hayes	Director, President and Chief Executive Officer	September 16, 2003
/s/ Robert L. Chambers Robert L. Chambers	Director	September 16, 2003
/s/ Leland B. Curtis Leland B. Curtis	Director	September 16, 2003
Kevin R. Farrell	Director and Secretary	September 16, 2003
/s/ Richard C. Fellhauer Richard C. Fellhauer	Director	September 16, 2003
/s/ Leon A. Felman Leon A. Felman	Director	September 16, 2003
/s/ Douglas P. Helein Douglas P. Helein	Director	September 16, 2003
Michael R. Hogan	Director	September 16, 2003
/s/ C. Virginia Kirkpatrick C. Virginia Kirkpatrick	Director	September 16, 2003
/s/ Nancy C. Pechloff Nancy C. Pechloff	Director	September 16, 2003
/s/ Robert E. Wallace, Jr. Robert E. Wallace, Jr.	Director	September 16, 2003
/s/ John L. Weiss John L. Weiss	Director	September 16, 2003
/s/ Lee S. Wielansky Lee S. Wielansky	Director	September 16, 2003
/s/ Jeffrey S. Schatz Jeffrey S. Schatz	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2003

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Thompson Coburn
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Thompson Coburn (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page)